Exhibit 10.2

resale restriction AGREEMENT

THIS LOCK-UP AGREEMENT is made and entered into the 6th day of February, 2019, by and between NightFood Holdings, Inc., a Delaware corporation (the “Company”) and Peter Leighton (“Holder”).

RECITALS

WHEREAS, the Holder was previously an affiliate of and is the owner of a total of 4,000,000 shares (the “Shares”) of common stock of the Company and is willing to limit his resale thereof.

NOW THEREFORE, for consideration received and acknowledged, the Holder agrees that as of the date hereof and during the pendency of this agreement, the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly the Shares subject to a “trickle” into the market at a rate not to exceed $150,000 of gross proceeds per month such limitation to continue for a period of six months after which time this Agreement shall become null and void.

Any attempted sale, transfer or other disposition in violation of this agreement shall be null and void.

The Holder further agrees that if the Holder attempts to sell, transfer, or otherwise dispose of its shares in violation of this Agreement, the Company may instruct its transfer agent not to transfer such securities. Holder advises that he has deposited the Shares with a broker and will inform the broker of the restrictions set forth in this agreement and Holder will not permit the broker to cause sales of the Shares in excess of the limitation herein. Holder will cause the broker to send the Company copies of all confirmations or if the broker is unable to do so will send monthly sales reports to the Company within five days of the completion of each calendar month. Holder shall only affect sales through one broker at a time.

This agreement shall be binding upon the Company, Holder, and their respective agents, heirs, successors, assigns and beneficiaries.

Any waiver by the Company or Holder of any of the terms and conditions of this agreement in any instance must be in writing and must be duly executed by the Company and the Holder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

The Holder agrees that any breach of this agreement will cause the Company irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this agreement by the Holder, the Company hereby agrees that its sole remedy shall be the issuance of an immediate injunction without notice to restrain the breach or threatened breach.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.

NightFood Holdings, Inc.

By:	/s/ Sean Folkson
Name: Sean Folkson
Title: Chief Executive Officer

/s/ Peter Leighton
Peter Leighton
Holder